Exhibit 99.1

November 25, 2013

SPS Commerce Announces Closing of Public Offering of Common Stock

MINNEAPOLIS, Nov. 25, 2013 (GLOBE NEWSWIRE) — SPS Commerce, Inc. (Nasdaq:SPSC), a leading provider of on-demand supply chain management solutions, announced today the completion of its previously announced underwritten public offering of 750,000 shares of its common stock with a price to the public of $67.00 per share. SPS Commerce received net proceeds of approximately $47.5 million, after deducting underwriting discounts, commissions and other expenses.

Stifel was the sole book-running manager in the offering, William Blair, Canaccord Genuity, JMP Securities and Needham & Company acted as lead managers, and Craig-Hallum Capital Group, Northland Capital Markets and Barrington Research Associates acted as co-managers.

The offering was conducted pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying base prospectus relating to the offering may be obtained from Stifel at One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by calling (415) 364-2720.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of SPS Commerce, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About SPS Commerce

SPS Commerce (Nasdaq:SPSC) is a leading provider of on-demand supply chain management solutions and the Retail Universe community, providing integration, collaboration, connectivity, visibility and data analytics to thousands of customers worldwide. The Company provides solutions through the SPS Commerce platform, a cloud-based software suite that improves the way suppliers, retailers, distributors and other customers manage and fulfill orders. Implementing and maintaining supply chain management software is resource intensive and not a core competency for most businesses. The SPS Commerce platform utilizes pre-built trading partner integrations to eliminate the need for on-premise software and support staff, which enables supplier customers to shorten supply cycle times, optimize inventory levels, reduce costs and satisfy retailer requirements.

SPS COMMERCE, SPSCOMMERCE.NET, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in U.S. Patent and Trademark Office. INFINITE RETAIL POWER, SPS, SPS logo and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

CONTACT:	Investor Relations
The Blueshirt Group
Nicole Gunderson
Stacie Bosinoff
415-217-7722
spsc@blueshirtgroup.com

Media Relations
Kay Rindels
SPS Commerce
866-245-8100
krindels@spscommerce.com